Exhibit 21.1
Subsidiaries of the Registrant
Set forth below is a list of subsidiaries of the Registrant. All of the subsidiaries listed below are wholly-owned subsidiaries of Immunic, Inc. and are owned directly by Immunic, Inc.

Subsidiary	Jurisdiction of Formation
Immunic AG	Germany